Exhibit 23.5

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Registration Statement of NewAlliance Bancshares, Inc. on Form S-4 of our report dated January 16, 2003 (September 25, 2003 as to Note 23), relating to the consolidated financial statements of Connecticut Bancshares, Inc. as of and for the year ended December 31, 2002, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement, and to the references to us under the headings “Selected Consolidated Financial Information of Connecticut Bancshares” and “Experts” in such Proxy Statement/Prospectus.

DELOITTE & TOUCHE LLP

Hartford, Connecticut

October 6, 2003